Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Qualstar Corporation & Subsidiary on Form S-8 (File Nos. 333-162169, 333-61080 and 333-219847) of our report dated March 7, 2019, with respect to our audit of the consolidated financial statements of Qualstar Corporation & Subsidiaries as of December 31, 2018 and 2017, which is included in this Annual Report on Form 10-K of Qualstar Corporation & Subsidiaries.

/s/ RBSM LLP

RBSM LLP

Larkspur, CA

March 7, 2019